Contact:
Mark Rupe
Vice President, Investor Relations
Express, Inc.
(614) 474-4465

EXPRESS, INC. EXCEEDS FIRST QUARTER 2018 EPS GUIDANCE ON A POSITIVE COMP;
INTRODUCES SECOND QUARTER GUIDANCE AND UPDATES FULL YEAR 2018 OUTLOOK

•	First quarter comparable sales increased by 1%

•	First quarter diluted earnings per share (EPS) of $0.01

•	E-commerce sales increased 35%, accounting for 28% of net sales; on a comparable sales basis, e-commerce sales increased 33%

•	Gross margin expanded 200 basis points in the first quarter

•	Continued success from omni-channel initiatives, with rollout tracking ahead of plan

•	Strong balance sheet maintained with $185 million in cash, an improved inventory position, and no debt

•	Repurchased 4.9 million shares for $38 million to date under existing $150 million share repurchase program

Columbus, Ohio - May 31, 2018 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, announced its financial results for the first quarter of 2018. These results, which cover the thirteen weeks ended May 5, 2018, are compared to the thirteen weeks ended April 29, 2017. Comparable sales for the first quarter of 2018 were calculated using the 13-week period ended May 5, 2018, as compared to the 13-week period ended May 6, 2017.
David Kornberg, the Company’s president and chief executive officer, stated: “Our first quarter performance demonstrates that our strategy and holistic approach to driving improved sales and profitability is working. Comparable sales grew for the first time since late 2015, and for the second consecutive quarter we expanded our gross margin and increased earnings relative to the prior year. We are making significant progress executing against our initiatives and the business is building momentum. E-commerce had another outstanding quarter, with comparable sales increasing 33%, on top of 27% growth achieved in the prior year period.”
Mr. Kornberg continued, "As we look to the balance of the year, we are focused on continuing to drive growth through important initiatives across product, brand, and customer experience. The initial customer reaction to our launch of extended sizes in stores has been positive and is driving customer acquisition and incremental business to the brand. We continue to see success from our expanded omni-channel capabilities and expect their contribution to our results to build as we move through the year. Our financial position remains strong with $185 million in cash at quarter end, no debt, and our inventories are well-positioned. Under our $150 million share repurchase program, we have repurchased $38 million, or 4.9 million shares to date, underscoring our confidence in the business and commitment to driving shareholder value.”

First Quarter 2018 Operating Results:

•	Net sales increased 1% to $479.4 million from $474.2 million in the first quarter of 2017.

•	Comparable sales (including e-commerce sales) increased 1%, compared to a 10% decrease in the first quarter of 2017.

•	E-commerce sales increased 35% year over year to $132.6 million. On a comparable sales basis, e-commerce sales increased 33%.

•
Gross margin improved 200 basis points to 29.9% of net sales compared to 27.9% in last year's first quarter. The improvement was driven by a 90 basis point increase in merchandise margin and a 110 basis point decrease in buying and occupancy costs as a percentage of net sales.

•
Selling, general, and administrative (SG&A) expenses were $140.6 million versus $132.3 million in last year's first quarter. As a percentage of net sales, SG&A expenses increased by 140 basis points year over year to 29.3%.

•
Operating income was $2.8 million. This compares to an operating loss of $6.7 million in the first quarter of 2017. Operating loss in the first quarter of 2017 includes a $6.3 million impact related to the exit of Canada.

•
Income tax expense was $2.1 million, at an effective tax rate of 80.1%, compared to an income tax benefit of $4.8 million, at an effective tax rate of 64.5% in last year's first quarter. The effective tax rates for the first quarter of 2018 and 2017 include negative impacts from certain discrete items totaling $1.3 million and $3.2 million, respectively.

•
Net income was $0.5 million, or $0.01 per diluted share. This compares to a net loss of $2.7 million, or $(0.03) per diluted share, in the first quarter of 2017. On an adjusted basis, net loss in the first quarter 2017 was $3.7 million, or $(0.05) per diluted share.

•	Real estate activity for the first quarter of 2018 is presented in Schedule 5.
First Quarter 2018 Balance Sheet Highlights:

•	Cash and cash equivalents totaled $184.5 million versus $191.0 million at the end of the first quarter of 2017.

•	Capital expenditures totaled $7.9 million for the thirteen weeks ended May 5, 2018, compared to $14.6 million for the thirteen weeks ended April 29, 2017.

•	Inventory was $277.5 million compared to $280.2 million at the end of the prior year’s first quarter.
Share Repurchase Program:
On November 28, 2017, the Company's Board of Directors approved a new share repurchase program that authorized the Company to repurchase up to $150 million of the Company’s outstanding common stock using available cash. Under this program, the Company repurchased 2.1 million common shares for $17.3 million during the fourth quarter of 2017 and 2.2 million common shares for $15.6 million during the first quarter of 2018. Subsequent to the end of the first quarter, the Company has repurchased an additional 0.7 million shares for approximately $5 million and currently has approximately $112 million remaining under its authorization. The Company’s second quarter and full year 2018 guidance reflects share repurchases made to date, however does not contemplate any future share repurchases.

Revenue Recognition:
Effective February 4, 2018, the Company adopted the new revenue recognition standard (“ASC 606”) on a full retrospective basis. As a result, the condensed financial statements as of February 3, 2018 and for the thirteen weeks ended April 29,

2017, have been recast. The adoption of ASC 606 did not change the timing of cash flows or cash available for return to shareholders but did change the timing of revenue recognition for certain revenue streams. In addition, the adoption of ASC 606 resulted in changes in classifications of certain items within the Company’s financial statements. For additional information regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.

2018 Guidance:
The Company notes that 2018 is a fifty-two week period as compared to a fifty-three week period in 2017. The fifty-third week was in the fourth quarter and contributed approximately $0.04 in diluted EPS in 2017. The table below compares the Company's projected results for the thirteen week period ended August 4, 2018 to the actual results for the thirteen week period ended July 29, 2017.

	Second Quarter 2018 Guidance	Second Quarter 2017 Actual Results
Comparable Sales	-1% to 1%	-4%
Effective Tax Rate	NM(1)	26.6%(2,4)
Interest Expense, Net	$0.1 million	$0.7 million
Net Income	($1.5) to $1.5 million	($11.9) million(2,3,4)
Adjusted Net Income	N/A	$0.7 million (4,5)
Diluted EPS	($0.02) to $0.02	($0.15) (2,3,4)
Adjusted Diluted EPS	N/A	$0.01 (4,5)
Weighted Average Diluted Shares Outstanding	74.5 million	78.8 million
(1) Not meaningful for the second quarter of 2018 due to the projected near break even pre-tax income.
(2) Includes an income tax benefit of $5.1 million related to the exit of Canada.
(3) Includes $17.6 million in restructuring costs and inventory adjustments related to the exit of Canada.
(4) Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard. For additional information regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.
(5) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.

The table below compares the Company's projected results for the fifty-two week period ended February 2, 2019 to the actual results for the fifty-three week period ended February 3, 2018.

	Full Year 2018 Guidance	Full Year 2017 Actual Results
Comparable Sales	-1% to 1%	-3%
Effective Tax Rate	Approximately 33%(1)	34.6%(2,4)
Interest Expense, Net	$0.6 million	$2.2 Million
Net Income	$28 to $35 million	$18.9 million(2,3,4)
Adjusted Net Income	N/A	$28.9 million (4,5)
Diluted EPS	$0.37 to $0.47	$0.24 (2,3,4)
Adjusted Diluted EPS	N/A	$0.37 (4,5)
Weighted Average Diluted Shares Outstanding	75.1 million	78.9 million
Capital Expenditures	$60 to $65 million	$57.4 million

(1) The Company's effective tax rate for the full year is expected to be above its operating tax rate of approximately 28% due to certain discrete tax items.
(2) Includes a net $12.1 million tax benefit related to the exit of Canada, as well as a $2.1 million net tax benefit related to tax reform, specifically the re-measurement of the Company's deferred taxes.
(3) Includes $24.2 million in restructuring costs and inventory adjustments related to the exit of Canada.
(4) Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard. For additional information regarding the adjustments see Exhibit 99.3 to the Company's Form 8-K filed with the SEC on March 14, 2018.
(5) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
This guidance does not take into account any additional non-core items that may occur.
See Schedule 5 for a discussion of projected real estate activity.
Conference Call Information:
A conference call to discuss first quarter 2018 results is scheduled for May 31, 2018 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on May 31, 2018 until 11:59 p.m. ET on June 7, 2018 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13679216.

About Express, Inc.:
Express is a specialty retailer of women's and men's apparel and accessories, targeting the 20 to 30-year-old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and Puerto Rico. Express merchandise is also available at franchise locations and online in Latin America. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance and expectations for the second quarter and full year 2018, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, diluted earnings per share, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, gross square footage, and inventory, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) customer traffic at malls, shopping centers, and at our stores; (5) competition from other retailers; (6) our dependence on a strong brand image; (7) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain or other business disruption; (13) our dependence upon key executive management; (14) our ability to execute our growth strategy, including improving profitability, providing an exceptional brand and customer experience, transforming and leveraging our systems and processes, and cultivating a strong company culture, and achieving our strategic objectives, including delivering compelling merchandise at an attractive value, investing in growing brand awareness and retaining and acquiring new customers to the Express brand, growing e-commerce sales and expanding our omni-channel capabilities, optimizing our store footprint, and managing our overall cost structure; (15) our substantial lease obligations; (16) our reliance on third parties to provide us with certain key services for our business; (17) impairment charges on long-lived assets; (18) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (19) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (20) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	May 5, 2018	February 3, 2018 (1)	April 29, 2017 (1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$184,521	$236,222	$190,992
Receivables, net	11,248	12,084	16,218
Inventories	277,513	260,728	280,180
Prepaid minimum rent	29,920	30,779	31,109
Other	26,182	24,319	28,390
Total current assets	529,384	564,132	546,889

PROPERTY AND EQUIPMENT	1,051,508	1,047,447	1,039,467
Less: accumulated depreciation	(657,752)	(642,434)	(599,126)
Property and equipment, net	393,756	405,013	440,341

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,618	197,618	197,618
DEFERRED TAX ASSETS	7,358	7,346	8,001
OTHER ASSETS	12,873	12,815	13,413
Total assets	$1,140,989	$1,186,924	$1,206,262

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$125,502	$145,589	$197,751
Deferred revenue	37,811	41,240	34,506
Accrued expenses	106,586	110,563	107,639
Total current liabilities	269,899	297,392	339,896

DEFERRED LEASE CREDITS	134,283	137,618	147,313
OTHER LONG-TERM LIABILITIES	102,407	103,600	89,113
Total liabilities	506,589	538,610	576,322

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	634,400	648,314	629,940
Total liabilities and stockholders’ equity	$1,140,989	$1,186,924	$1,206,262

(1) The Company's balance sheet as of February 3, 2018 and April 29, 2017 have been updated to reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts with Customers (ASC 606) under the full retrospective method on February 4, 2018.

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017 (1)
NET SALES	$479,352	$474,192
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	336,190	341,911
Gross profit	143,162	132,281
OPERATING EXPENSES:
Selling, general, and administrative expenses	140,634	132,339
Restructuring costs	—	6,271
Other operating (income) expense, net	(247)	401
Total operating expenses	140,387	139,011

OPERATING INCOME/(LOSS)	2,775	(6,730)

INTEREST EXPENSE, NET	174	797
OTHER EXPENSE (INCOME), NET	—	(12)
INCOME/(LOSS) BEFORE INCOME TAXES	2,601	(7,515)
INCOME TAX EXPENSE/(BENEFIT)	2,084	(4,847)
NET INCOME/(LOSS)	$517	$(2,668)

EARNINGS PER SHARE:
Basic	$0.01	$(0.03)
Diluted	$0.01	$(0.03)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	75,407	78,446
Diluted	76,123	78,446

(1) The Company's income statement for the thirteen weeks ended April 29, 2017 has been updated to reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts with Customers (ASC 606) under the full retrospective method on February 4, 2018.

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017(1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$517	$(2,668)
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation and amortization	21,162	22,893
Loss on disposal of property and equipment	231	403
Impairment charge	—	5,512
Share-based compensation	3,814	4,018
Deferred taxes	(12)	2,286
Landlord allowance amortization	(2,973)	(3,126)
Changes in operating assets and liabilities:
Receivables, net	837	(442)
Inventories	(16,785)	(43,772)
Accounts payable, deferred revenue, and accrued expenses	(29,530)	17,424
Other assets and liabilities	(2,040)	(1,577)
Net cash provided by operating activities	(24,779)	951

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,920)	(14,623)
Net cash used in investing activities	(7,920)	(14,623)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease financing obligations	(454)	(414)
Repayments of financing arrangements	(303)	(303)
Repurchase of common stock under share repurchase program	(15,638)	—
Repurchase of common stock for tax withholding obligations	(2,607)	(1,534)
Net cash used in financing activities	(19,002)	(2,251)

EFFECT OF EXCHANGE RATE ON CASH	—	(458)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(51,701)	(16,381)
CASH AND CASH EQUIVALENTS, Beginning of period	236,222	207,373
CASH AND CASH EQUIVALENTS, End of period	$184,521	$190,992

(1) The Company's cash flow statement for the thirteen weeks ended April 29, 2017 has been updated to reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts with Customers (ASC 606) under the full retrospective method on February 4, 2018.

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income, adjusted net income, and adjusted diluted earnings per share. The Company believes that these non-GAAP measures provide additional useful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating income, adjusted net income, and adjusted diluted earnings per share are important indicators of the Company's business performance because they exclude items that may not be indicative of, or are unrelated to, the Company's underlying operating results, and provide a better baseline for analyzing trends in the business. In addition, adjusted operating income is used as a performance measure in the Company's seasonal cash incentive compensation program and adjusted diluted earnings per share is used as a performance measure in the Company's executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating income, reported net income, or reported diluted earnings per share. These non-GAAP financial measures reflect an additional way of viewing the Company's operations that, when viewed with the GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Thirteen Weeks Ended April 29, 2017
(in thousands, except per share amounts)	Operating Loss	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(6,730)	$(2,668)	$(0.03)	78,446
Impact of Canadian Exit	6,271	6,271	0.08
Income Tax Benefit - Canadian Exit	—	(7,297)	(0.09)
Adjusted Non-GAAP Measure	$(459)	$(3,694)	$(0.05)

	Thirteen Weeks Ended July 29, 2017
(in thousands, except per share amounts)	Operating Loss	Net Loss	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$(16,028)	$(11,890)	$(0.15)	78,786
Impact of Canadian Exit (a)	17,622	17,622	0.22
Income Tax Benefit - Canadian Exit	—	(5,074)	(0.06)
Adjusted Non-GAAP Measure	$1,594	$658	$0.01	78,810	(b)

(a)	Includes $16.3 million in restructuring costs and an additional $1.3 million in inventory adjustments related to the Canadian exit.

(b)
Weighted average diluted shares outstanding for purpose of calculating adjusted diluted earnings per share includes the dilutive effect of share-based awards as determined under the treasury stock method

	Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share amounts)	Net Income	Diluted Earnings per Share	Weighted Average Diluted Shares Outstanding
Recast GAAP Measure (a)	$18,873	$0.24	78,870
Impact of Canadian Exit	24,151	0.31
Income Tax Benefit - Canadian Exit	(12,067)	(0.15)
Impact of Tax Reform (a)	(2,050)	(0.03)
Recast Non-GAAP Measure (a)	$28,907	$0.37

(a)	Retrospectively adjusted to reflect adoption of the new revenue recognition accounting standard.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

First Quarter 2018 - Actual				May 5, 2018 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(5)	—	485
United States - Outlet Stores	1	—	—	146
Total	1	(5)	—	631	5.4 million

Second Quarter 2018 - Projected				August 4, 2018 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(3)	(27)	455
United States - Outlet Stores	3	—	27	176
Total	3	(3)	—	631	5.4 million

Full Year 2018 - Projected				February 2, 2019 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(11)	(29)	450
United States - Outlet Stores	10	—	29	184
Total	10	(11)	—	634	5.4 million